Exhibit 1A-12

LAW OFFICES OF BARRY FOOTLICK, LLC.

7840 W. 103rd Street, Suite 5 Palos Hills, Illinois 60465

P: 708.658.6636     F: 708.658.1570

E: footlicklaw@gmail.com

September 26, 2023

Mr. Dean Tucci Primedia Network, Inc.

1900 East Golf Road, Suite 625

Schaumburg, Illinois 60173

Letter in Reference to: Primedia Network, Inc. – Statement on Form 1-A

To Whom it May Concern:

I am acting corporate counsel to Primedia Network, Inc. and I reviewed the Amended Form 1-A Registration Statement relating to the offering by the Company of up to 2,000,000 of the Company’s Series A Convertible Preferred Shares, for a purchase price of $10.00 per share.

The Opinion Letter is being delivered in accordance with the requirements of item 17(12) of Form 1-A of the Securities Act of 1933, as amended.

In connection with rendering this opinion, I have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments, and documents as I have deemed relevant or necessary as the basis for the opinion hereinafter expresses. In all such examinations, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies.

I have reviewed: (a) the Company’s Certificate of Incorporation; (b) the Company’s Bylaws; (c) the Offering Circular; (d) the Subpoena Agreement; and (e) such other corporate documents, records, papers, and certificates as I have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Circular as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

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I express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal law of the State of Illinois and (b) the Federal Laws of the United States, I express no opinion as to the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Circular by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this Opinion as an exhibit to the Offering Circular and to the reference to my name under the caption “Legal Matters” in the Offering Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

Barry Footlick

Law Offices of Barry Footlick, LLC.

7840 W. 103rd Street, Suite 5

Palos Hills, Illinois 60465

P: 708.658.6636

F: 708.658.1570

E: footlicklaw@gmail.com

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